Filed pursuant to Rule 424(b)(4)
Registration Statement No. 333-225394

PROSPECTUS

Up to $50,000,000

Common Stock

We have entered into an Equity Distribution Agreement, or Distribution Agreement, with JMP Securities LLC, or JMP Securities, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the Distribution Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through JMP Securities, acting as sales agent. The common stock that may be offered, issued and sold under this prospectus is included in the $150,000,000 of securities that may be sold by us under our shelf registration statement.

Our common stock is listed on The Nasdaq Global Market, or Nasdaq, under the symbol “VERI.” On June 13, 2018, the last reported sale price of our common stock on Nasdaq was $23.20 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements. We are also a “controlled company” under the listing requirements of Nasdaq, or the Nasdaq Marketplace Rules, which entitle us to rely on certain exemptions from Nasdaq’s corporate governance requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. JMP Securities will act as sales agent and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between JMP Securities and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

JMP Securities will be entitled to compensation at a commission rate of 3.0% of the gross proceeds of any shares of common stock sold under the Distribution Agreement. In connection with the sale of our common stock on our behalf, JMP Securities will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of JMP Securities will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to JMP Securities with respect to certain liabilities, including liabilities under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2018

You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and JMP Securities has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and JMP Securities is not, making an offer to sell or seeking an offer to buy our common stock under this prospectus in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. You should not assume that the information contained in this prospectus or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the specific terms of the common stock we are offering and also adds to, and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus includes and incorporates by reference, references to our trademarks, trade names and service marks, such as Veritone®, Veritone PlatformTM, Veritone One™, aiWARE™ and Conductor™, which are protected under applicable intellectual property laws and are our property. This prospectus also contains and incorporates by reference, references to trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus or any document incorporated by reference, may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

PROSPECTUS SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus and the other documents incorporated by reference into this prospectus. References to “we,” “us,” and “our” mean Veritone, Inc. and its consolidated subsidiaries unless the context otherwise indicates.

Overview

We are a provider of artificial intelligence, or AI, computing solutions. We have developed aiWARE™, a proprietary AI operating system that unlocks the power of cognitive computing to transform audio, video and other unstructured data and analyze it in conjunction with structured data in a seamless, orchestrated and automated manner to generate actionable intelligence. Our aiWARE platform, or AI platform, integrates and orchestrates an open ecosystem of best-of-breed cognitive engines, together with our suite of powerful applications, to reveal valuable multivariate insights from vast amounts of structured and unstructured data.

Our platform incorporates proprietary technology to integrate and intelligently orchestrate a wide variety of cognitive engine capabilities to mimic human cognitive functions such as perception, reasoning, prediction and problem solving in order to quickly, efficiently and cost effectively transform unstructured data into structured data. It stores the results in a time-correlated database, creating a rich, online, searchable index of the structured and unstructured data that users can use and analyze in near real-time through the platform’s suite of applications to drive business processes and insights. Our platform is based on an open architecture that enables new cognitive engines and applications to be added quickly and efficiently, resulting in a future proof, scalable and evolving solution that can be easily leveraged for a broad range of industries that capture or use audio, video and other unstructured data, including, without limitation, media, legal, government, politics and other vertical markets.

We offer our aiWARE platform through a software-as-a-service (SaaS) delivery model, with multiple deployment options, including a fully cloud-based option on both commercial and secure government cloud instances, and a hybrid on-premises/cloud option, which allows users to maintain their data and perform AI-based processing using network-isolated cognitive engines on premises behind the users’ firewalls, with the ability to perform additional processing using cloud-based cognitive engines and to search and analyze results through our SaaS suite of applications. In addition, we are currently developing a version of aiWARE that will allow users to utilize certain cognitive engines and substantially all of the other features and functionality of our cloud-based aiWARE in a fully on-premises environment.

In December 2017, we acquired the advanced data analytics software and related intellectual property assets of Atigeo Corporation, including a cooperative distributed inferencing system—based on Hamiltonian models and other proprietary algorithms—that enables queries within huge bodies of unstructured data where straight computational, traditional machine learning and manual approaches are impractical, if not impossible. This strategic acquisition has added proprietary machine learning capabilities to our growing body of technology and intellectual property in data science and will help us further refine our conducted learning. We are in the process of incorporating portions of this technology into our aiWARE platform, which will further advance our intelligent orchestration of cognitive engines and expand the platform’s ability to understand substantially all data types.

We plan to continue to selectively pursue acquisitions and strategic investments in businesses and technologies that strengthen our AI platform, enhance our capabilities and/or expand our market presence in our core vertical markets or in new markets.

We also operate a full service media advertising agency, which we acquired at the time we were founded in 2014. Our services include media planning and strategy, media buying and placement, campaign messaging, clearance verification and attribution, and custom analytics. Since our inception, we have generated most of our revenues from this media agency business. We are in the early stages of developing our AI platform business and, although we intend to focus on our AI platform business, we plan to continue to invest in and grow our media advertising agency business.

For additional information about our company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

Voting Agreement

In connection with the investment by Acacia Research Corporation, or Acacia, in our securities in August 2016, we entered into a voting agreement, or the Voting Agreement, with Acacia and certain stockholders, who we refer to as the Holders, including entities affiliated with Chad Steelberg, our Chief Executive Officer, and Ryan Steelberg, our President. Pursuant to the Voting Agreement, our board of directors consists of a total of nine authorized directors. Until May 17, 2019, or the Voting Period, Acacia has the right to nominate three directors to our board of directors, and the Holders, voting together as a group, have the right to nominate six directors to our board of directors. Messrs. Chad Steelberg and Ryan Steelberg currently beneficially own the majority of the voting shares of capital stock held by the Holders, and accordingly, are able to designate all six of the Holders’ director nominees. During the Voting Period, Acacia and the Holders have agreed to vote all of their shares to elect the nine directors nominated by them pursuant to the Voting Agreement. In addition, each of Acacia and the Holders has the right to appoint three designees to attend and participate in the meetings of our board of directors in a non-voting capacity.

Controlled Company

As a result of the Voting Agreement, Acacia and the Holders are able to designate and elect all nine of the directors on our board of directors until May 17, 2019. As a result, we are a “controlled company” under the Nasdaq Marketplace Rules, which entitles us to rely on certain exemptions from Nasdaq’s corporate governance requirements.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements and may be relieved of other significant requirements that are otherwise generally applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon December 31, 2022, or earlier if we have more than $1.07 billion in annual revenue, we are deemed to be a large accelerated filer under the rules of the SEC, or we issue more than $1.0 billion of non-convertible debt over a three-year period. We have taken advantage of certain reduced reporting burdens in this registration statement, of which this prospectus is a part, as well as in documents incorporated by reference into this prospectus and any accompanying prospectus supplement, and we may elect to take advantage of some or all of the reduced reporting requirements in our future filings. As a result, the information contained herein and that we provide to our stockholders in the future may be different than the information you receive from other public companies in which you hold stock.

Company Information

We were incorporated as a Delaware corporation on June 13, 2014 under the name Veritone Delaware, Inc., and changed our name to Veritone, Inc. on July 15, 2014. Our corporate headquarters are located at 575 Anton Boulevard, Suite 100, Costa Mesa, California 92626. Our telephone number is (888) 507-1737. Our principal website address is www.veritone.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $50,000,000.

Common stock to be outstanding after this offering	Up to 18,749,063 shares (as more fully described in the notes following this table), assuming sales of 2,495,009 shares of our common stock in this offering at an offering price of $20.04 per share, which was the last reported sale price of our common stock on Nasdaq on May 30, 2018. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, JMP Securities. See “Plan of Distribution” on page 11 of this prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes, including research and development expenses, sales and marketing expenses, general and administrative expenses and capital expenditures. See “Use of Proceeds” on page 8 of this prospectus.

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq symbol	“VERI”

Unless we indicate otherwise, all information in this prospectus is based on 16,254,054 shares of common stock outstanding as of March 31, 2018, and excludes as of that date:

•	4,933,731 shares of our common stock issuable upon exercise of outstanding stock options under our 2014 Stock Option/Stock Issuance Plan, as amended, or the 2014 Plan, and our 2017 Stock Incentive Plan, or the 2017 Plan, at a weighted-average exercise price of $13.95 per share;

•	41,145 shares of our common stock issuable upon the vesting and settlement of outstanding restricted stock units under the 2017 Plan;

•	1,356,042 shares of our common stock reserved for future grants under the 2017 Plan;

•	1,125,776 shares of our common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan, or the ESPP;

•	1,524,573 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $12.71 per share; and

•	20,000 shares of our common stock issuable upon exercise of an outstanding warrant at an exercise price of $11.75 issued on April 6, 2018.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risk factors described below and the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including research and development expenses, sales and marketing expenses, general and administrative expenses and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no current commitments or agreements with respect to any acquisitions as of the date of this prospectus. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds from this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in the offering.

The offering price per share in this offering may exceed the pro forma net tangible book value per share of our common stock outstanding as of March 31, 2018. Assuming that an aggregate of 2,495,009 shares of our common stock are sold at a price of $20.04 per share, the last reported sale price of our common stock on Nasdaq on May 30, 2018, for aggregate gross proceeds of approximately $50,000,000, and after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of $14.90 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of March 31, 2018 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options or warrants and the vesting and settlement of outstanding restricted stock units could result in further dilution of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements reflect management’s beliefs and assumptions. In addition, these forward-looking statements reflect management’s current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” or similar expressions.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that the expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

The factors described under “Risk Factors” in this prospectus and in any documents incorporated by reference herein and therein, and other factors could cause our or our industry’s future results to differ materially from historical results or those anticipated or expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross sales proceeds of up to $50,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. We currently intend to use the net proceeds from this offering primarily for working capital and general corporate purposes, including research and development expenses, sales and marketing expenses, general and administrative expenses and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no current commitments or agreements with respect to any acquisitions as of the date of this prospectus. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of the shares of our common stock. Pending the use of the net proceeds from this offering, if any, we may invest the net proceeds in investment grade, short-term interest-bearing obligations, such as money-market funds, certificates of deposit, or direct or guaranteed obligations of the United States government, or hold the net proceeds as cash.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of March 31, 2018.

Our historical net tangible book value at March 31, 2018 was $48.1 million or approximately $2.96 per share of our common stock. After giving effect to the sale of our common stock in the aggregate amount of $50.0 million in this offering, at an assumed offering price of $20.04 per share, the last reported sale price of our common stock on Nasdaq on May 30, 2018, and after deducting estimated offering expenses and commissions payable by us, our adjusted net tangible book value as of March 31, 2018 would have been approximately $96.4 million, or approximately $5.14 per share of our common stock. This represents an immediate increase in the net tangible book value of $2.18 per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $14.90 per share of our common stock to new investors. The following table illustrates per share dilution:

Assumed public offering price per share		$20.04
Net tangible book value per share as of March 31, 2018	$2.96
Increase in net tangible book value per share attributable to this offering	$2.18
Adjusted net tangible book value per share as of March 31, 2018, after giving effect to this offering		$5.14
Dilution per share to new investors purchasing shares in this offering		$14.90

The table above assumes for illustrative purposes that an aggregate of 2,495,009 shares of our common stock are sold at a price of $20.04 per share, the last reported sale price of our common stock on Nasdaq on May 30, 2018, for aggregate gross proceeds of $50.0 million. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $20.04 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million is sold at that price, would increase our adjusted net tangible book value per share after the offering to $5.17 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $15.87 per share, after deducting estimated offering expenses and commissions payable by us.

A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $20.04 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $5.10 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $13.94 per share, after deducting estimated offering expenses and commissions payable by us. This information is supplied for illustrative purposes only.

The above discussion and table is based on 16,254,054 shares of common stock outstanding as of March 31, 2018, and excludes as of that date:

•	4,933,731 shares of our common stock issuable upon exercise of outstanding stock options under the 2014 Plan and the 2017 Plan, at a weighted-average exercise price of $13.95 per share;

•	41,145 shares of our common stock issuable upon the vesting and settlement of outstanding restricted stock units under the 2017 Plan;

•	1,356,042 shares of our common stock reserved for future grants under the 2017 Plan;

•	1,125,776 shares of our common stock reserved for future issuance under the ESPP;

•	1,524,573 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $12.71 per share; and

•	20,000 shares of our common stock issuable upon exercise of an outstanding warrant at an exercise price of $11.75 issued on April 6, 2018.

To the extent that outstanding options or warrants are exercised, outstanding restricted stock units are settled, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into an Equity Distribution Agreement, or the Distribution Agreement, with JMP Securities LLC, or JMP Securities, under which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $50,000,000 through JMP Securities as our sales agent. Sales of our common stock, if any, under this prospectus may be made in transactions that are deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on or through Nasdaq or any other existing trading market for our common stock.

Each time we wish to issue and sell common stock under the Distribution Agreement, we will notify JMP Securities of the number of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed JMP Securities, unless JMP Securities declines to accept the terms of the notice, JMP Securities has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares of common stock up to the amount specified on such terms. The obligations of JMP Securities under the Distribution Agreement to sell our common stock are subject to a number of conditions that we must meet.

JMP Securities will provide written confirmation to us no later than the opening of the trading day on Nasdaq following the trading day in which our common stock is sold under the Distribution Agreement. Each confirmation will include the number of shares of common stock sold on the preceding day, the net proceeds to us and the compensation payable by us to JMP Securities in connection with the sales.

We will pay JMP Securities commissions for their services in acting as agents in the sale of our shares. JMP Securities will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share of common stock sold under the Distribution Agreement. Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse JMP Securities for certain specified expenses, including the fees and disbursements of their legal counsel in an amount not to exceed $50,000.

We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to JMP Securities under the terms of the Distribution Agreement, will be approximately $209,000.

Settlement for sales of common stock will occur on the second trading day following the date on which any sales are made, or on some other date that is agreed upon by us and JMP Securities in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our shares of common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and JMP Securities agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of common stock on our behalf, JMP Securities will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of JMP Securities will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to JMP Securities against certain civil liabilities, including liabilities under the Securities Act.

The offering pursuant to the Distribution Agreement will terminate upon the termination of the Distribution Agreement as permitted therein.

JMP Securities and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, JMP Securities will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Irvine, California. JMP Securities is being represented in connection with this offering by Cooley LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Veritone, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file quarterly, annual, and current reports and proxy statements and other information with the SEC. You may read and copy any materials we file with SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the site is http://www.sec.gov.

We make available free of charge on or through our Internet website www.veritone.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8–K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018 and April 27, 2018, respectively;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 8, 2018;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 1, 2018;

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 21, 2018, May 24, 2018 and June 7, 2018; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-38093) filed with SEC on May 11, 2017, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering of the securities described in this prospectus, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Veritone, Inc., 575 Anton Boulevard, Suite 100, Costa Mesa, California 92626; telephone number: (888) 507-1737. You may also access the documents incorporated by reference in this prospectus through our website at www.veritone.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

Up to $50,000,000

Common Stock

PROSPECTUS

JMP Securities

June 13, 2018